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                               MCI COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                            WORLDCOM, INC.
--------------------------------------------------------------------------------
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
                                   [WorldCom Logo]

FOR IMMEDIATE RELEASE

Contacts:
News Media:   Josh Howell              Investors:     Gary Brandt
              (601) 360-8750                          (601) 360-8544

                     WORLDCOM REPORTS THIRD QUARTER 1997 RESULTS

                CORE REVENUE UP 34 PERCENT ON 38 PERCENT VOLUME GROWTH
                           OPERATING INCOME UP 293 PERCENT

              TRANSACTIONS WITH COMPUSERVE/ANS AND BROOKS FIBER ON TRACK
                         MEETINGS WITH MCI AND BT IN PROGRESS

JACKSON, MS (October 30, 1997) - WorldCom, Inc. (WorldCom) today reported third quarter revenues of $1.90 billion, a 66 percent increase over third quarter 1996 revenues of $1.14 billion. Strong internal growth across all Communications Services, combined with the benefits of the MFS Communications Company (MFS) merger completed December 31, 1996, contributed to the impressive year-over-year gains. On a reported basis, long distance traffic for the third quarter increased 57 percent over the previous year. On a pro forma basis - which is indicative of internal growth - core Communications Services revenues increased 34 percent on industry leading volume growth of 38 percent.

Reported earnings for the third quarter 1997 - after taking into account the increased non-cash amortization of goodwill related to the MFS merger - was $106 million or $0.12 earnings per common share compared with a pro forma loss of $60 million or $0.07 loss per share for the third quarter 1996. Reported earnings for the third quarter 1996, which does not include the purchase accounting impact of the MFS merger, was $109 million or $0.27 per share.

Operating income for the third quarter 1997 was $310 million - an increase of 293 percent compared with $79 million on a pro forma basis for the third quarter of 1996.

YEAR-TO-DATE HIGHLIGHTS

For the nine months ended September 30, 1997, WorldCom reported revenues of $5.35 billion, up 65 percent from reported revenues of $3.25 billion for the first nine months of 1996. Net income before preferred dividends for 1997 year-to-date was $241 million, or $0.25 per share, compared with reported net income before non-recurring charges of $296 million, or $0.73 per share for the first nine months of 1996. Fully diluted earnings per common share are $0.25 compared with a pro forma loss per share of $0.25, before non-recurring charges, for the same period in 1996.

Year-to-date operating income for 1997 was $720 million, as compared with $646 million on a reported basis for 1996 before non-recurring charges, and $205 million on a pro forma basis, before non-recurring charges, for the first nine months of 1996.

MANAGEMENT'S COMMENTS ON THE THIRD QUARTER

"The strength in our third quarter financial results is cause for excitement," said Bernard J. Ebbers, president and chief executive officer of WorldCom. "Particularly strong revenue gains were evident across all of our newer business segments such as Internet, international and domestic private line, which is indicative of the trends we see in the rapidly changing marketplace. We are beginning to reap the rewards of our end-to-end facilities-based strategy as data begins to overtake voice in network capacity utilization.

"Our industry-leading growth in domestic switched revenues is due in part to continued success in wholesale, competitive pricing on long distance and, increasingly, a 'one stop shopping' solution for our predominately business customers," said Ebbers.

"I'm particularly pleased that we continue to demonstrate impressive growth at the same time we are engaged in important merger discussions and analyses.
 It is a tribute to the depth and strength of our organization, the entrepreneurial spirit of our people, and our experience and track record of managing successful transactions. We believe our results underscore our core management and employee strength which has predominately come from successful mergers over the years. In fact, most of our management team has joined us through mergers and stayed on to help build our company," said Ebbers.

COMMUNICATIONS SERVICES - PRO FORMA COMPARISON

WorldCom's third quarter highlights include the following year-over-year internal growth in core revenues and the impact of the sale of the operator services and broadcast divisions on total revenues.


                                 THIRD QUARTER                         YEAR-TO-DATE
($ MILLIONS)               Actual       Pro Forma                  Actual       Pro Forma
Revenues                    1997           1996       Change        1997           1996       Change
                            ----           ----       ------        ----           ----       ------

  Domestic switched       $1,009.4       $  842.6       20%       $2,928.1       $2,410.7       22%
  Domestic private line      406.3          299.4       36%        1,130.7          838.9       35%
  International              219.9          121.6       81%          580.7          316.3       84%
  Internet                   147.1           69.7      111%          384.1          162.7      136%
                          --------       --------      ----       --------       --------    -------
CORE REVENUES             $1,782.7       $1,333.3       34%       $5,023.6       $3,728.6       35%
                          --------       --------      ----       --------       --------    -------
Other                        118.5          121.6       (3%)         324.9          304.5        7%
                          --------       --------      ----       --------       --------    -------
TOTAL REVENUES            $1,901.2       $1,454.9       31%       $5,348.5       $4,033.1       33%
                          --------       --------      ----       --------       --------    -------
Businesses sold:
  Operator Services          (17.4)         (27.8)     (37%)         (69.5)         (84.8)     (18%)
  Broadcast Operations       (11.5)         (16.1)     (28%)         (40.2)         (48.0)     (16%)
                          --------       --------      ----       --------       --------    -------
RECASTED REVENUES         $1,872.3       $1,411.0       33%       $5,238.8       $3,900.3       34%
                          --------       --------      ----       --------       --------    -------


For both the third quarter and year-to-date, the trends in core
Communications Services revenues are consistent. The Primary drivers of the mid-30 percent revenue growth are domestic private line, international and Internet growth combined with the continued strong volume growth of 38 percent. Eliminating the impact of businesses sold during the quarter, total pro forma revenue grew 33 percent for the third quarter and 34 percent year-to-date.

CORE REVENUES

Domestic switched services revenue increased 20 percent over the third quarter 1996. This increase was primarily due to strong volume gains in both the retail and wholesale segments. WorldCom's gap between revenue and volume growth continues to be driven by strong wholesale revenues, international settlement reduction pass throughs, third quarter 1997 access charge pass throughs, and product mix.

Domestic private line experienced another consistently strong quarter with revenues increasing by 36 percent over third quarter 1996. The acceleration in revenue growth for private line and frame relay continues to be driven by tremendous demand for high speed data and by Internet related growth - and further underscores WorldCom's high capacity end-to-end facilities-based strategy.

International revenues - those revenues originating outside of the U.S. - were $220 million, as compared with $122 million pro forma for the prior year third quarter, an increase of 81 percent year-over-year. This strong performance is due to continuing strong traffic growth in the United Kingdom and a growing presence in Continental Europe for both switched services and increasingly high speed data services.

Internet revenues for the third quarter were up by 111 percent as compared with the third quarter of 1996. The provisioning constraints experienced in the second quarter were significantly overcome in the latter part of the third quarter, and the strong demand for both dedicated and dial-up access contributed to the resumption of strong sequential gains.

OTHER REVENUES

Other revenues for the third quarter of 1997 were $119 million, down three percent, as compared with $122 million for the comparable period on a pro forma basis in the prior year. Other revenues include MFS Network Technologies, operator services, broadcast operations, and system sales.

WorldCom completed the sale of its operator services and broadcast divisions in the third quarter. On a recast basis, excluding the results of the operator services and broadcast operations divisions in both periods, other revenues increased approximately 15 percent for the third quarter and 25 percent year-to-date, to $90 million and $215 million, respectively.

PRO FORMA COMPARATIVES

In order to compare year-over-year internal growth, the following table reflects pro forma amounts for third quarter 1996, before nonrecurring charges in the prior year period:


                                     THIRD QUARTER                      YEAR-TO-DATE
($ in millions, except
EPS and % of                Actual       Pro Forma                  Actual       Pro Forma
Revenue)                     1997           1996      Change         1997           1996       Change
                             ----           ----      ------         ----           ----       ------

Revenues                  $1,901.2       $1,454.9       31%       $5,348.5       $4,033.1       33%

EBITDA                    $  541.5       $  292.9       85%       $1,401.9       $  828.8       69%
  % of Revenue               28.5%          20.1%                    26.2%          20.6%

Operating Income          $  309.9       $   78.9      293%         $719.6       $  204.9      251%
  % of Revenue               16.3%           5.4%                    13.5%           5.1%

EPS                       $   0.12       $ ( 0.07)       --          $0.25       $  (0.25)       --

Cash EPS(1)               $   0.34       $   0.15      127%          $0.80       $   0.29      176%



(1) Adding back MFS purchase accounting amortization ($0.09) and cash utilization of MFS tax loss carryforwards ($0.12) for third quarter, 1997.

As a percent of revenue, EBITDA margin was 28.5 percent and operating income
16.3 percent as compared with 20.1 percent and 5.4 percent, respectively, for the prior year.

The improvement is due to the realization of synergies and the operating leverage related to the fixed quarterly level of amortization expense. The strong growth in core revenues drives further margin improvement as the company focuses on core Communications Services and other revenues become a smaller piece of the total.

COMPUSERVE/ANS TRANSACTIONS

On September 8, 1997, WorldCom announced a merger agreement with CompuServe and an agreement to acquire ANS Communications (ANS) from America OnLine
(AOL). WorldCom will purchase CompuServe in a stock-for-stock transaction valued at $1.2 billion, and separately acquire AOL's network service company, ANS, in exchange for CompuServe's on-line services division plus $175 million in cash. WorldCom will retain the CompuServe Network Services (CNS) division. In addition, AOL will also sign a five-year contract under which WorldCom will become AOL's largest network service provider.

These transactions are proceeding on track and are anticipated to close in the first quarter of 1998.

"In what is emerging as the most competitive arena in the industry with more than 4,000 Internet Service Providers, focus and differentiation will be increasingly important for WorldCom," said Ebbers. "With more and more big players like AT&T and GTE entering the Internet market and the Regional Bell Operating Companies soon to follow, the skills we gain through CNS and ANS should hasten the pace of technological advancement, which will bring the benefits of competition and technology to all customers."

BROOKS FIBER

On October 1, 1997, WorldCom and Brooks Fiber announced that they had signed a definitive merger agreement. Brooks Fiber is the premier competitive local exchange carrier in secondary markets in the U.S. today. Through this merger, WorldCom will effectively accelerate its local network development plans in the U.S. by one to two years.

Commenting on the merger and on Brooks' recent results, Ebbers said: "Brooks Fiber is a spectacular company. Not only does it continue to hold a unique leadership position in the secondary markets across the country, but it has strengthened that position with an exceptionally strong third quarter. It is approaching its merger with WorldCom by ratcheting up its performance yet another notch. The powerful fit between our companies is clear. It is also clear that Brooks Fiber is only getting better and stronger in the marketplace. We look forward to closing this transaction in early 1998. We will both be stronger as a result, and we welcome them and their entrepreneurial drive."

MCI TRANSACTION

On October 1, 1997, WorldCom announced an exchange offer to acquire all of the outstanding shares of MCI Communications Corporation (MCI). The company has begun direct discussions with MCI and British Telecom (BT) with the intention of coming to an agreement beneficial to all parties.

Commenting on the WorldCom offer, Ebbers said, "We remain excited about the prospect of a merger with MCI. We have tremendous respect for their company and what they have accomplished."

"Looking forward, we believe we are witnessing an opportunity that is unprecedented in the industry," Ebbers continued. "We believe, together, we can offer a more promising, exciting and rewarding future for the management, employees, customers and shareholders of MCI. We have so much in common - our entrepreneurial spirit, our impatience with monopolistic barriers and our heritage of bringing the benefits of competition to customers. When you combine their achievement, infrastructure and marketing prowess with our assets and strategic position, you create an extraordinary telecommunications company that is exceptionally well-positioned and poised for the changes sweeping the industry. We welcome the employees of MCI into what we see as an exciting future without parallel."

"We are currently involved in ongoing, substantive talks with MCI and BT and are pleased with the progress. We remain hopeful that these talks will lead to an agreement between MCI, BT and WorldCom that will be in the best interests of all three companies, their employees and their shareholders," said Ebbers.

OUTLOOK

Commenting on the outlook for WorldCom, Ebbers said: "While investor attention of late has been focused on the MCI transaction, it is important to highlight the strength of our third quarter results, the strategic significant of the CompuServe/ANS transactions and the tactical advantages of the Brooks Fiber transaction. Each of these three events, while significant in its own right, adds tremendous value for our shareholders. In this regard, the third quarter 1997 could be looked back upon as a watershed period in our corporate history - where we further distinguish and distance ourselves from all of the traditional carriers."

"As we continue our strong growth, we continue our focus on managing that growth," said Ebbers. "We remain confident that we are putting the right assets in the right place at the right time. We continue to build a different kind of communications company, one that understands what is required of a communications company in the future, one that knows what creates value for shareholders and one bold enough to take steps to accomplish that."

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risk and uncertainties as detailed from time to time in various regulatory filings. Actual results may vary significantly from these statements.

WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia- Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively.


                                       WORLDCOM, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited, In Thousands, Except Per Share Data)


                                                                        For the Three Months Ended September 30,
                                                            -----------------------------------------------------------------
                                                                    1997                   1996                  1996
                                                            --------------------   -------------------   --------------------
                                                              Actual        %        Actual       %      Pro Forma       %
                                                            ----------    ------   ----------   ------   ----------   -------

Minutes                                                     9,704,581              6,179,962             7,025,365

Revenues                                                   $1,901,199    100.0%   $1,143,428   100.0%   $1,454,930    100.0%
                                                           ----------    ------   ----------   ------   ----------   -------

Operating expenses:
  Line costs                                                  971,894     51.1%      625,176    54.7%      805,329     55.4%
  Selling, general and administrative                         387,845     20.4%      212,473    18.6%      356,674     24.5%
  Depreciation and amortization                               231,543     12.2%       73,436     6.4%      214,057     14.7%
                                                           ----------    ------   ----------   ------   ----------   -------
    Total                                                   1,591,282     83.7%      911,085    79.7%    1,376,000     94.6%
                                                           ----------    ------   ----------   ------   ----------   -------
Operating income                                              309,917     16.3%      232,343    20.3%       78,870      5.4%
Other income (expense):
  Interest expense                                            (81,789)    -4.3%      (55,085)   -4.8%      (84,192)    -5.8%
  Miscellaneous                                                 6,133      0.3%        1,840     0.2%       22,374      1.5%
                                                           ----------    ------   ----------   ------   ----------   -------
Income before income taxes and
  extraordinary items                                         234,261     12.3%      179,098    15.7%       17,052      1.2%
Provision for income taxes                                    121,816      6.4%       69,843     6.1%       70,037      4.8%
                                                           ----------    ------   ----------   ------   ----------   -------
Net income (loss)                                             112,445      5.9%      109,255     9.6%      (52,985)    -3.6%
Preferred dividend requirement                                  6,606      0.3%         -        -           7,460      0.5%
Net income (loss) applicable to common
  shareholders                                             $  105,839      5.6%   $  109,255     9.6%   $  (60,445)  $ -4.2%
                                                           ==========    ======   ==========   ======   ==========   =======

Earnings per common share:
  Net income (loss) applicable to common shareholders:
    Primary                                                $     0.12             $     0.27            $    (0.07)
                                                           ==========             ==========            ==========
    Fully diluted                                          $     0.12             $     0.27            $    (0.07)
                                                           ==========             ==========            ==========


                                       WORLDCOM, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited, In Thousands, Except Per Share Data)

                                                                        For the Nine Months Ended September 30,
                                                            -----------------------------------------------------------------
                                                                    1997                   1996                  1996
                                                            --------------------   -------------------   --------------------
                                                              Actual        %        Actual       %      Pro Forma       %
                                                            ----------    ------   ----------   ------   ----------   -------


Minutes                                                    27,150,159             17,489,208            19,832,607

Revenues                                                  $ 5,348,522    100.0%  $ 3,251,026   100.0%  $ 4,033,125    100.0%
                                                          -----------    ------  -----------   ------  -----------    ------

Operating expenses:
  Line costs                                                2,805,807     52.5%    1,772,639    54.5%    2,204,168     54.7%
  Selling, general and administrative                       1,140,849     21.3%      602,902    18.5%    1,000,133     24.8%
  Depreciation and amortization                               682,219     12.8%      229,034     7.0%      623,975     15.5%
  Provision to reduce carrying value of
    certain assets                                                -          -       402,000    12.4%      402,000     10.0%
                                                          -----------    ------  -----------   ------  -----------    ------
    Total                                                   4,628,875     86.5%    3,006,575    92.5%    4,230,276    104.9%
                                                          -----------    ------  -----------   ------  -----------    ------
Operating income (loss)                                       719,647     13.5%      244,451     7.5%     (197,151)    -4.9%
Other income (expense):
  Interest expense                                           (234,949)    -4.4%     (168,031)   -5.2%     (248,400)    -6.2%
  Miscellaneous                                                16,794      0.3%        5,989     0.2%       35,962      0.9%
                                                          -----------    ------  -----------   ------  -----------    ------
Income (loss) before income taxes and
  extraordinary items                                         501,492      9.4%       82,409     2.5%     (409,589)   -10.2%
Provision for income taxes                                    260,776      4.9%      130,015     4.0%      150,359      3.2%
                                                          -----------    ------  -----------   ------  -----------    ------
Net income (loss) before extraordinary
  items                                                       240,716      4.5%      (47,606)   -1.5%     (539,948)   -13.4%
Extraordinary items (net of income
  taxes of $15,621 in 1996)                                       -        -         (24,434)   -0.8%      (24,434)    -0.6%
Preferred dividend requirement                                 19,827      0.4%          860     0.0%       22,852      0.6%
                                                          -----------    ------  -----------   ------  -----------    ------
Net income (loss) applicable to common
  shareholders                                            $   220,889      4.1%  $   (72,900)   -2.2%  $  (587,234)   -14.6%
                                                          ===========    ======  ===========   ======  ===========    ======
Earnings per common share:
  Net income (loss) applicable to
    common shareholders before
    extraordinary items:
      Primary                                             $      0.25            $     (0.12)          $     (0.65)
                                                          ===========            ===========           ===========
      Fully diluted                                       $      0.25            $     (0.12)          $     (0.65)
                                                          ===========            ===========           ===========

  Extraordinary items                                     $        -             $     (0.06)          $     (0.03)
                                                          ===========            ===========           ===========

  Net income (loss) applicable to
    common shareholders:
      Primary                                             $      0.25            $     (0.18)          $     (0.68)
                                                          ===========            ===========           ===========
      Fully-diluted                                       $      0.25            $     (0.18)          $     (0.68)
                                                          ===========            ===========           ===========

  Net income (loss) applicable to
    common shareholders before non-
    cash charges and extraordinary
    items:
      Primary                                             $      0.25            $      0.73           $     (0.25)
                                                          ===========            ===========           ===========
      Fully diluted                                       $      0.25            $      0.73           $     (0.25)
                                                          ===========            ===========           ===========



                             WORLDCOM, INC. AND SUBSIDIARIES
                            COMPUTATION OF PER SHARE EARNINGS
                          (In thousands, except per share data)


                                                             For the Three Months Ended
                                                            ----------------------------
                                                                    September 30,
                                                            ----------------------------
                                                                1997            1996
                                                            ------------    ------------

Primary:
  Weighted average shares outstanding                         903,356         402,881
  Common stock equivalents                                     28,537           7,724
  Common stock equivalents issuable upon conversion of
    Series A preferred stock                                   32,703              -
    5% convertible notes                                           -            4,584
                                                             --------        --------
                                                              964,596         415,189
                                                             ========        ========

Net income applicable to common shareholders                 $105,839        $109,255
Add back:
  Dividend on series A preferred stock                          6,364              -
  Interest paid on 5% convertibles notes conversions,
    net of taxes                                                   -            1,489
                                                             --------        --------
Net income applicable to common shareholders                 $112,203        $110,744
                                                             ========        ========

Primary earnings per share:
  Applicable to common shareholders before extraordinary
    items                                                       $0.12           $0.27
                                                             ========        ========

Fully diluted:
  Weighted average shares outstanding                         903,356         402,881
  Common stock equivalents                                     30,041           7,730
  Common stock issuable upon conversion of:
    Series A preferred stock                                   32,703              -
    Series B preferred stock                                    1,227              -
    5% convertible notes                                           -            4,584
                                                             --------        --------
                                                              967,327         415,195
                                                             ========        ========

Net income applicable to common shareholders                 $105,839        $109,255
Add back:
  Series A preferred dividend                                   6,364              -
  Series B preferred dividend                                     242              -
  Interest on 5% convertible notes, net of taxes
Net income applicable to common shareholders                       -            1,489
                                                             --------        --------
                                                             $112,445        $110,744
                                                             ========        ========

Fully diluted earnings (loss) per share:
  Applicable to common shareholders                          $   0.12        $   0.27
                                                             ========        ========



                                            WORLDCOM, INC AND SUBSIDIARIES
                                           COMPUTATION OF PER SHARE EARNINGS
                                         (In thousands, except per share data)

                                                                              For the Nine Months Ended
                                                                        --------------------------------------
                                                                                         September 30, 1996
                                                                                       -----------------------
                                                                                        Before         After
                                                                        Sept 30,       Non-Cash       Non-Cash
                                                                         1997          Charges        Charges
                                                                        --------       --------       --------

Primary:
  Weighted average shares outstanding                                    895,688        393,869        393,869
  Common stock equivalents                                                27,045          7,744             -
  Common stock equivalents issuable upon conversion of:
    Series A preferred stock                                              32,703             -              -
    Series 2 preferred stock                                                  -           2,976             -
    5% convertible notes                                                      -           8,357             -
                                                                        --------       --------       --------
                                                                         955,436        412,946        393,869
                                                                        ========       ========       ========

Net income (loss) applicable to common shareholders before
  extraordinary items                                                   $220,889       $295,114       $(48,466)
Extraordinary items                                                           -              -         (24,434)
Add back:
  Dividend on series A preferred stock                                    19,092             -              -
  Dividend paid on series 2 preferred stock conversions                       -             860             -
  Interest paid on 5% convertibles notes conversions, net of taxes            -           4,470             -
                                                                        --------       --------       --------
Net income (loss) applicable to common shareholders                     $239,981       $300,444       $(72,900)
                                                                        ========       ========       ========

Primary earnings (loss) per share:
  Applicable to common shareholders before extraordinary items          $   0.25       $   0.73       $  (0.12)
                                                                        ========       ========       ========
  Extraordinary items                                                   $     -        $     -        $  (0.06)
                                                                        ========       ========       ========
  Applicable to common shareholders                                     $   0.25       $   0.73       $  (0.18)
                                                                        ========       ========       ========

Fully diluted:
  Weighted average shares outstanding                                    895,688        393,869        393,869
  Common stock equivalents                                                29,109          8,343             -
  Common stock issuable upon conversion of:
    Series A preferred stock                                              32,703             -              -
    Series B preferred stock                                               1,230             -              -
    5% convertible notes                                                      -           8,357             -
    Series 2 preferred stock                                                  -           2,976             -
                                                                        --------       --------       --------
                                                                         958,730        413,545        393,869
                                                                        ========       ========       ========

Net income (loss) applicable to common shareholders before
  extraordinary items                                                   $220,889       $295,114       $(48.466)
Extraordinary items                                                           -              -         (24,434)
Add back:
  Series A preferred dividend                                             19,092             -              -
  Series B preferred dividend                                                735             -              -
  Interest on 5% convertible notes, net of taxes                              -           4,470             -
  Series 2 preferred dividend requirement                                     -             860             -
                                                                        --------       --------       --------
Net income (loss) applicable to common shareholders                     $240,716       $300,444       $(72,900)
                                                                        ========       ========       ========
Fully diluted earnings (loss) per share:
  Applicable to common shareholders before extraordinary items          $   0.25       $   0.73       $  (0.12)
                                                                        ========       ========       ========
  Extraordinary items                                                   $     -        $     -        $  (0.06)
                                                                        ========       ========       ========
  Applicable to common shareholders                                     $   0.25       $   0.73       $  (0.18)
                                                                        ========       ========       ========




                                             WORLDCOM, INC. AND SUBSIDIARIES
                                     PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                            Before 1996 Non-Recurring Charges
                              (Unaudited.  In Thousands of Dollars, Except Per Share Data)


                                   September 30, 1996  December 31, 1996     March 31, 1997      June 30, 1997   September 30, 1997
                                   ------------------  -----------------   ------------------  ----------------  ------------------
                                      $          %        $          %        $          %       $          %       $          %
                                   ---------- -------  ---------- ------   ---------- -------  --------- ------  ---------- -------
Revenues:
  Domestic switched                $  842,545   57.9%  $  912,647   57.0%  $  951,892   56.8% $  966,780   54.7% $1,009,407   53.1%
  Domestic private line               299,422   20.6%     328,092   20.5%     352,700   21.0%    371,731   21.0%    406,239   21.4%
  International                       121,637    8.3%     152,901    9.5%     163,777    9.8%    197,034   11.1%    219,920   11.6%
  Internet                             69,693    4.8%      90,466    5.6%     111,226    6.6%    125,756    7.1%    147,137    7.7%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
    Core revenues                   1,333,297   91.6%   1,484,106   92.6%   1,579,595   94.2%  1,661,301   93.9%  1,782,703   93.8%
  Other                               121,633    8.4%     117,992    7.4%      97,644    5.8%    108,783    6.1%    118,496    6.2%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
    Total Revenues                 $1,454,930  100.0%  $1,602,098  100.0%  $1,677,239  100.0% $1,770,084  100.0% $1,901,199  100.0%
                                   ========== =======  ==========  =====   ==========  ====== ==========  =====  ==========  ======
Operating expenses:
  Line costs                          805,329   55.4%     917,113   57.2%     911,469   54.3%    922,444   52.1%    971,894   51.1%
  Selling, general and
  administrative                      356,674   24.5%     365,989   22.9%     372,347   22.2%    380,657   21.5%    387,845   20.4%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
    EBITDA                            292,927   20.1%     318,996   19.9%     393,423   23.5%    466,983   26.4%    541,460   28.5%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
  Depreciation and amortization       214,057   14.7%     214,389   13.4%     222,903   13.3%    227,773   12.9%    231,543   12.2%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
Operating income                       78,870    5.4%     104,607    6.5%     170,520   10.2%    239,210   13.5%    309,917   16.3%
Other income (expense):
  Interest expense                    (84,192)  -5.8%     (85,267)  -5.3%     (75,455)  -4.5%    (77,705)  -4.4%    (81,789)  -4.3%
  Miscellaneous                        22,374    1.5%      16,992    1.1%       8,401    0.5%      2,260    0.1%      6,133    0.3%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
Income (loss) before income taxes      17,052    1.2%      36,332    2.3%     103,466    6.2%    163,765    9.3%    234,261   12.3%
Income tax expense                     70,037    4.8%      76,781    4.8%      53,802    3.2%     85,158    4.8%    121,816    6.4%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
Net income (loss)                     (52,985)  -3.6%     (40,449)  -2.5%      49,664    3.0%     78,607    4.4%    112,445    5.9%
Preferred dividend requirement          7,460    0.5%       7,437    0.5%       6,610    0.4%      6,611    0.4%      6,606    0.3%
                                   ---------- -------  ----------  -----   ----------  ------ ----------  -----  ----------  ------
Net income (loss) applicable to
  common shareholders              $  (60,445)  -4.2%  $  (47,886)  -3.0%  $   43,054    2.6% $   71,996    4.1% $  105,839    5.6%
                                   ========== =======  ==========  =====   ==========  ====== ==========  =====  ==========  ======
Earnings (loss) per common share:
      Primary                      $    (0.07)         $    (0.05)         $     0.05         $     0.08         $     0.12
                                   ==========          ==========          ==========         ==========         ==========
      Fully diluted                $    (0.07)         $    (0.05)         $     0.05         $     0.08         $     0.12
                                   ==========          ==========          ==========         ==========         ==========
Shares outstanding:
      Primary                         874,395             881,467             948,979            952,732            964,596
                                   ==========          ==========          ==========         ==========         ==========
      Fully Diluted                   874,395             881,467             950,216            958,655            967,327
                                   ==========          ==========          ==========         ==========         ==========



                                                       WORLDCOM, INC. AND SUBSIDIARIES
                                               PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                                      After 1996 Non-Recurring Charges
                                        (Unaudited.  In Thousands of Dollars, Except Per Share Data)

                                   September 30, 1996  December 31, 1996     March 31, 1997      June 30, 1997   September 30, 1997
                                   ------------------ -------------------- ------------------ ------------------ ------------------
                                      $          %        $           %       $          %       $          %       $          %
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
Revenues:
  Domestic switched                  $842,545   57.9% $   912,647    57.0% $  951,892   56.8% $  966,780   54.7% $1,009,407   53.1%
  Domestic private line               299,422   20.6%     328,092    20.5%    352,700   21.0%    371,731   21.0%    406,239   21.4%
  International                       121,637    8.3%     152,901     9.5%    163,777    9.8%    197,034   11.1%    219,920   11.6%
  Internet                             69,693    4.8%      90,466     5.6%    111,226    6.6%    125,756    7.1%    147,137    7.7%
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
    Core revenues                   1,333,297   91.6%   1,484,106    92.6%  1,579,595   94.2%  1,661,301   93.9%  1,782,703   93.8%
  Other                               121,633    8.4%     117,992     7.4%     97,644    5.8%    108,783    6.1%    118,496    6.2%
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
    Total Revenues                 $1,454,930  100.0% $ 1,602,098   100.0% $1,677,239  100.0% $1,770,084  100.0% $1,901,199  100.0%
                                   ==========  ====== ===========  ======= ==========  ====== ==========  ====== ==========  ======
Operating expenses:
  Line costs                          805,329   55.4%     917,113    57.2%    911,469   54.3%    922,444   52.1%    971,894   51.1%
  Selling, general and
  administrative                      356,674   24.5%     365,989    22.9%    372,347   22.2%    380,657   21.5%    387,845   20.4%
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
    EBITDA                            292,927   20.1%     318,996    19.9%    393,423   23.5%    466,983   26.4%    541,460   28.5%
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
  Depreciation and amortization       214,057   14.7%     214,389    13.4%    222,903   13.3%    227,773   12.9%    231,543   12.2%
  Other charges                             -       -     198,148    12.4%          -       -          -       -          -       -
  Charge for in-process research
    and development                         -       -   2,140,000   133.6%          -       -          -       -          -       -
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
Operating income (loss)                78,870    5.4%  (2,233,541) -139.4%    170,520   10.2%    239,210   13.5%    309,917   16.3%
Other income (expense):
  Interest expense                    (84,192)  -5.8%     (85,267)   -5.3%    (75,455)  -4.5%    (77,705)  -4.4%    (81,789)  -4.3%
  Miscellaneous                        22,374    1.5%      16,992     1.1%      8,401    0.5%      2,260    0.1%      6,133    0.3%
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
Income (loss) before income taxes      17,052    1.2%  (2,301,816) -143.7%    103,466    6.2%    163,765    9.3%    234,261   12.3%
Income tax expense (benefit)           70,037    4.8%        (287)    0.0%     53,802    3.2%     85,158    4.8%    121,816    6.4%
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
Net income (loss)                     (52,985)  -3.6%  (2,301,529) -143.7%     49,664    3.0%     78,607    4.4%    112,445    5.9%
Preferred dividend requirement          7,460    0.5%       7,437     0.5%      6,610    0.4%      6,611    0.4%      6,606    0.3%
                                   ----------  ------ -----------  ------- ----------  ------ ----------  ------ ----------  ------
Net income (loss) applicable to
  common shareholders              $  (60,445)  -4.2% $(2,308,966) -144.1% $   43,054    2.6% $   71,996    4.1% $  105,839    5.6%
                                   ==========  ====== ===========  ======= ==========  ====== ==========  ====== ==========  ======
Earnings (loss) per common share:
      Primary                      $    (0.07)        $     (2.62)         $     0.05         $     0.08         $     0.12
                                   ==========         ===========          ==========         ==========         ==========
      Fully diluted                $    (0.07)        $     (2.62)         $     0.05         $     0.08         $     0.12
                                   ==========         ===========          ==========         ==========         ==========
Shares outstanding:
      Primary                         874,395             881,467             948,979            952,732            964,596
                                   ==========         ===========          ==========         ==========         ==========
      Fully diluted                   874,395             881,467             950,216            958,655            967,327
                                   ==========         ===========          ==========         ==========         ==========

